LEASE AGREEMENT

Between

ELR ASSOCIATES LLC ("Landlord")

and

SYNTEC TECHNOLIGIES, INC.,
WORDINGHAM MACHINE CO., INC., and
ROCHESTER TOOL AND MOLD, INC. ("Tenant")

INDEX

LEASE

This Lease made this 23 day of July, 2015, between ELR ASSOCIATES LLC, a New York limited liability company with an address of 580 Fishers Station Drive, Victor, New York ("Landlord") and SYNTEC TECHNOLOGIES, INC., a Delaware corporation with an address of 7100 Junction Road, Pavilion, New York; WORDINGHAM MACHINE CO., INC., a Delaware corporation with an address of 580 Fishers Station Drive, Victor, New York; and ROCHESTER TOOL AND MOLD, INC., a Delaware corporation with an address of 670 Maple Street, Rochester, New York (collectively, "Tenant").

This Lease is granted and accepted upon the following terms and conditions, and each of the parties agrees to perform and observe all the terms, covenants and conditions to be performed on its part.

ARTICLE 1

DEMISE, TERM AND USE

Section 1: The Landlord lets to Tenant, and Tenant takes from Landlord, real property commonly known as 515 Lee Road, City of Rochester, Monroe County, New York, consisting of approximately 66,489 square feet in a commercial building with a Tax Account Number of 104.34-1-11.002, and as more specifically described in Schedule "A" attached hereto (hereafter called the "Premises").

Section 2: The term of the Lease is ten (10) years commencing on July 23 2015 and ending on July 23, 2025.

Section 3: The Premises may be used only for office and warehouse purposes and industrial operations in connection with the operation of the Tenant's business.

ARTICLE 2

CONDITION OF PREMISES, IMPROVEMENTS

Section 1: The Landlord will provide the Premises to the Tenant in "as is" condition upon commencement of the Lease. The Tenant will take good care of the Premises, will promptly repair all damage, will comply with all laws, regulations or ordinances regarding the Premises, and will surrender the Premises at the end of the term in good condition. Any alterations or improvements to the Premises by the Tenant shall be made only with the Landlord's permission. All improvements, whether made prior to or during the term of this Lease, shall become the property of the Landlord upon the expiration or termination of this Lease.

ARTICLE 3

RENT

Section 1: Tenant agrees to pay to the Landlord a net annual rent equal to the yearly principal and interest payments, together with any escrow payments for taxes and/or insurance, made under that certain $2,331,000.00 note and mortgage given by Landlord to M&T Bank ("Bank") dated July ___, 2015.

The net annual rental ("Net Rent") shall be in addition to all other payments to be made by Tenant as hereafter provided, and the Net Rent shall be paid in equal monthly installments in advance on the first day of each calendar month during the term of this Lease.

Section 2: The Net Rent shall be absolutely net to the Landlord, so that this Lease shall yield, net to the Landlord, the Net Rent specified in Section 1 in each year during the term of this Lease. All costs and expenses relating to the leased Premises shall be paid by Tenant, provided that nothing contained herein shall require the Tenant to pay interest or principal under any mortgage placed upon the Premises by the Landlord.

Section 3: The Net Rent shall be paid to the Landlord without notice or demand and without abatement, deduction or setoff.

Section 4: Tenant will also pay as additional rent all costs for real property taxes, utilities (heat, air and lighting), water and sewer charges, and repairs of every kind and nature (whether structural or nonstructural), and any and all other expenses incurred in connection with the operation, maintenance and care of the Premises. If the Tenant fails to pay any additional rent as due, the Landlord may, at his option, pay the same. If so, the Tenant shall reimburse the Landlord within five (5) days of the Landlord's demand.

Section 5: If the Net Rent is paid after the fifth (5th) day of the month, there shall be a late charge of five percent (5%) of the amount due.

ARTICLE 4

INSURANCE

Section 1: Tenant shall keep buildings and improvements on the Premises insured against loss or damage by fire, with extended coverage, and such other insurance hazards as may be determined by the Landlord, naming Landlord as an additional insured. Tenant shall be solely responsible for the cost of insurance as additional rent. Tenant shall provide and keep in force

bodily injury liability insurance with limits of not less than Two Million Three Hundred Thirty One and NO/100 DOLLARS (2,331,000.00) with respect to any one person and not less than Two Million Three Hundred Thirty One and NO/100 DOLLARS (2,331,000.00) with respect to any one occurrence, and property damage liability insurance with a limit of not less than Two Million Three Hundred Thirty One and NO/100 DOLLARS (2,331,000.00) with respect to any one occurrence, said policies naming Landlord as an additional insured.

Section 2: All insurance policies shall be issued in the names of the Landlord and Tenant as their interest may appear; and a copy of all policies or a certificate of insurance showing the coverage provided in the policies shall be delivered to the Landlord, with proof of the premium payment.

Section 3: Landlord and Tenant each release the other from liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property covered by valid fire insurance with standard extended coverage endorsement, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

ARTICLE 5

REPAIRS AND MAINTENANCE OF THE PROPERTY

Section 1: Throughout the term of this Lease, Tenant, at its sole cost and expense, will keep the Premises in such condition as they are at the commencement of this Lease, normal wear and tear excepted, and make all nonstructural and structural repairs of every kind and nature necessary to keep and maintain the Premises in good order and state of repair. All repairs made by Tenant shall be equal to or better than the quality and class of the original work.

Section 2: Tenant shall maintain all portions of the Premises in a clean and orderly condition.

Section 3: Tenant assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises.

ARTICLE 6

INDEMNIFICATION

Section 1: Tenant agrees that, except for acts or omissions of the Landlord, it will indemnify and save the Landlord harmless from and against any and all liabilities, losses, damages, costs, expenses, suits, judgments and claims by anyone for injury or damage to person or property arising on the Premises and the building and improvements thereon, or arising from the use, occupation, operation, possession or control of the Premises by the Tenant. Tenant further agrees to indemnify and save the Landlord harmless from any and all liability arising from any failure by Tenant to perform any of the agreements, terms, covenants or conditions of this Lease on Tenant's part to be performed.

ARTICLE 7

DAMAGE OR DESTRUCTION

Section 1: In case of damage to the Premises, Tenant shall promptly give notice thereof to the Landlord. Subject to the provisions of the following section, Tenant shall promptly repair any damage by at least restoring the Premises to their original condition.

Section 2: If all or substantially all of the Premises shall be damaged or destroyed by fire or otherwise so as to render the Premises uninhabitable, and if the damage or destruction

occurs through no fault of the Tenant, then either party shall have the option of terminating this Lease by written notice to the other party within thirty (30) days after the destruction or damage.

ARTICLE 8

ASSIGNMENTS AND SUBLEASES

Section 1: Tenant may not assign this Lease or sublet the Premises in whole or in part or otherwise transfer or encumber its leasehold estate without the prior written consent of the Landlord.

ARTICLE 9

DEFAULT

Section 1: Any one or more of the following events shall constitute a default:

(a) default by Tenant in the payment of any Net Rent or additional rent or charges payable under this Lease for a period of ten (10) days after the due date; or

(b) default by Tenant in the performance of or compliance with any other covenant, agreement, term or provision in this Lease, for a period of ten (10) days after notice from the Landlord to Tenant; or

(c) filing by or against Tenant of a petition under any Chapter of the Bankruptcy Code; or

(d) insolvency of Tenant; or

(e) vacation or abandonment of the Premises by Tenant.

In the event of default, this Lease shall thereupon terminate.

Section 2: Upon termination of this Lease or at any time thereafter, Landlord may recover possession of the Premises by self-help, summary proceeding, or other lawful means, Tenant shall remain liable for the Net Rent and additional rent for the balance of the original term of the Lease. Landlord may accelerate and make immediately due and payable the Net Rent by so notifying Tenant in writing. If the Landlord relets the Premises for any part of the original term, rent collected from the new tenant shall be credited against Tenant's liability to Landlord, after deduction of all Landlord's expenses in connection with the reletting.

Section 3: In the event of default, Tenant shall also pay Landlord his reasonable attorneys' fees and collection costs in connection with recovering possession of the Premises and/or any amount due under this Lease.

Section 4: Landlord's remedies for default are cumulative. No delay or failure by Landlord to promptly exercise his remedies upon default shall constitute a waiver of that default or of any future default. Acceptance of rent by Landlord after default shall not constitute a waiver.

Section 5: In any action or proceeding arising out of any alleged default or out of any other matter relating to this Lease, both Landlord and Tenant waive a jury trial and agree to have the action or proceeding determined by the court without a jury.

ARTICLE 10

LANDLORD'S RIGHT TO ENTER PREMISES

Section 1: Tenant agrees to permit the Landlord and any authorized representatives of the Landlord to enter the Premises at all times during usual business hours, or any time in case of emergency, for inspection, or to exhibit the Premises to a prospective tenant or purchaser.

ARTICLE 11

SUBORDINATION; ESTOPPEL CERTIFICATES

Section 1: The rights of Tenant under this Lease are subject and subordinate to the lien of any mortgage which now or hereafter may encumber the Premises.

Section 2: Tenant agrees that upon ten (10) days prior request by Landlord, Tenant will execute, acknowledge and deliver to Landlord a statement in writing stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, stating the modifications, and that the Lease as modified is in full force and effect), the dates to which the Net Rent and other charges have been paid and whether Landlord has defaulted in the performance of any of its obligations under the Lease.

ARTICLE 12

NOTICES

Section 1: All written notices, demands and requests required to be given by this Lease shall be either delivered personally or sent by United States mail, postage prepaid, and addressed to either Tenant or Landlord as applicable at 615 South Avenue, Rochester, New York 14620, or at such other address as the party subsequently designates in writing. A notice, demand or request, which is mailed as provided above shall be deemed given on the first business day after mailing.

ARTICLE 13

QUIET ENJOYMENT

Section 1: The Landlord agrees that Tenant, upon paying the Net Rent, additional rent and all other charges herein provided for and performing and fulfilling the covenants,

agreements and conditions of this Lease on Tenant's part to be performed and fulfilled, shall lawfully and quietly hold, occupy and enjoy the Premises during the term of this Lease.

ARTICLE 14

RENEWAL OPTION

Section 1: Landlord hereby grants to Tenant the conditional right exercisable at Tenant's option, to renew the term of this Lease for two (2) consecutive terms of five (5) years each. If exercised, and if the conditions applicable thereto have been satisfied, the first renewal term (the "First Renewal Term") shall commence immediately following the end of the initial term of this Lease, the second renewal term (the "Second Renewal Term") shall commence immediately following the end of the First Renewal Term. The rights of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(a) Tenant shall exercise its right of renewal with respect to each Renewal Term by giving Landlord written notice thereof not later than five (5) months prior to the expiration of the then-current term of this Lease (each, a "Renewal Notice"). During each Renewal Term, all terms and conditions of this Lease shall remain the same.

(b) If any Renewal Notice is not given timely, then Tenant's rights of renewal pursuant to this Section shall lapse and be of no further force or effect.

(c) If Tenant has defaulted under this Lease beyond any applicable notice or cure period on the date any Renewal Notice is given to Landlord or at any time prior to the commencement of the applicable Renewal Term, then, at Landlord's option, the applicable Renewal

Term shall not commence and the term of the Lease shall expire at the expiration of the then-current term of this Lease.

(d) If at any time any portion of the Premises has been subleased or assigned, then Tenant's rights pursuant to this Section shall lapse and be of no further force or effect.

(e) Tenant's right of renewal under this Section may be exercised by Tenant only and may not be exercised by any transferee, sublessee or assignee of Tenant.

ARTICLE 15

ENTIRE AGREEMENT

Section 1: This Lease contains the entire agreement between the parties and may not be changed except by a subsequent writing signed by the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

ELR ASSOCIATES LLC

By: ______________________
Alok Kapoor, Sole Member

TENANT:

SYNTEC TECHNOLOGIES, INC.

By: ______________________
Name: ALOK KAPOOR
Title: CHAIRMAN

WORDINGHAM MACHINE CO., INC.

By: ______________________
Name: ALOK KAPOOR
Title: CHAIRMAN

ROCHESTER TOOL AND MOLD, INC.

By: ______________________
Name: ALOK KAPOOR
Title: CHAIRMAN

SCHEDULE "A"